Exhibit (a)(5)(i)


For immediate release
Tuesday 27th June, 2000


On Monday, 26 June, 2000, Invensys Holdings Limited, an indirect wholly owned subsidiary of Invensys p1c, purchased through its agent Goldman Sachs International 1,016,463 shares of Baan Company N.V. on the Amsterdam Exchanges at an average price of Euro 2.85.